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                                                                    EXHIBIT 99.1


                         CHARTER OF THE AUDIT COMMITTEE

                                       OF

                             THE BOARD OF DIRECTORS

                                       OF

                              KPMG CONSULTING, INC.


I.       PURPOSES; AUTHORITY.

         A. The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of KPMG Consulting, Inc. (the "Company") in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Committee is to:

                  1. Serve as an independent and objective body to monitor the Company's financial reporting process and internal control systems;

                  2. Serve, together with the Board, as the ultimate authority to which the independent auditor (the "Independent Auditor") and the internal auditing department ("Internal Audit") are accountable, and have, together with the Board, the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditor (or to nominate the Independent Auditor to be proposed for stockholder approval in any proxy statement);

                  3. Monitor the independence and performance of the Independent Auditor and Internal Audit, including reviewing their audit efforts; and

                  4. Provide an open avenue of communication among the Independent Auditor, financial and senior management, Internal Audit, and the Board.

         B. The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have direct access to the Independent Auditor, Internal Audit and anyone else in the Company. The Committee may retain, at the Company's expense, such special legal, accounting, or other consultants or experts as it deems necessary in the performance of its duties. Alternately, the Committee may refer any matter to the Board to determine whether an investigation of a particular matter is appropriate and, if so, how it shall be conducted.


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II.      COMPOSITION AND EXPERTISE; MEETINGS.

         A. The Committee shall be comprised of three or more directors as determined by the Board.

         B. All members of the Committee shall be independent directors, free from any relationship to the Company that may interfere with the exercise of their independence from management and the Company.

         C. All members of the Committee shall be financially literate. To be financially literate, a person shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement, or shall become able to do so within a reasonable period of time after his or her appointment to the Committee.

         D. At least one member of the Committee shall have, and continue to have, past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

         E. Committee members shall be appointed by, and serve at the pleasure of, the Board. Committee members shall have the qualifications specified in this Charter and shall meet any other requirements of The Nasdaq Stock Market, Inc. ("Nasdaq"). Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the Board.

         F. The Board shall appoint a Chairman who will preside at Committee meetings and report on behalf of the Committee to the Board. If the Chairman is not present at a meeting, the members of the Committee shall, by majority vote, elect a member to serve as the Chairman for that meeting.

         G. The Committee generally will meet four times annually, but may meet more or less frequently as circumstances dictate. In addition to regularly scheduled meetings, the Committee shall meet at the request of any member. The Committee shall meet privately in executive session at least annually with the Director of Internal Audit and the Independent Auditor. In addition, the Committee shall meet privately in executive session at any time upon the request of management, the Director of Internal Audit or the Independent Auditor.

         H. A majority of the entire Committee shall constitute a quorum for the transaction of business. The action of a majority of the members present at a meeting at which a quorum is present shall be the action of the Committee. Any action required or permitted to be taken at a meeting of the Committee may be taken

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                  without a meeting if the unanimous written consent that sets forth the action is signed by each member of the Committee and filed with the minutes of the proceedings of the Committee. The Committee may establish such other rules of procedure for its business as it deems desirable.

III.     DUTIES AND RESPONSIBILITIES.

         The Committee's specific responsibilities and duties shall include the following:

         A.       Review Procedures.

                  1. Review and reassess the adequacy of this Charter at least annually and recommend to the Board any appropriate extensions or changes in the duties of the Committee. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission ("SEC") regulations;

                  2. Review the Company's annual audited financial statements in draft and substantially final form prior to filing or distribution. Review should include discussion with management and the Independent Auditor of significant issues regarding accounting principles, practices and judgments and discussions with the Independent Auditor about the quality of the accounting principles as applied in the preparation of the Company's financial statements. If significant issues are identified prior to filing or distribution of the annual audited financial statements, the Committee shall be informed of these issues and shall either meet to review them or discuss them by telephone conference call;

                  3. With respect to the Company's annual and quarterly financial statements, discuss any items required to be communicated by the Independent Auditor in accordance with Statement of Auditing Standards Number 61. The Chairman of the Committee may represent the entire Committee for purposes of this discussion;

                  4. In consultation with management, the Independent Auditor, and Internal Audit, consider the integrity of the Company's financial reporting processes and controls. Review recommendations presented by the Independent Auditor in their "management letter," including the status of previous recommendations, together with management's responses, and discuss the adequacy of staffing, including the quality of the Company's financial and accounting personnel;

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                  5.       Review the Independent Auditor's audit plan and
                           discuss the general audit approach, scope, staffing and reliance upon management and Internal Audit;

                  6. Following completion of the annual audit, review separately with each of management, the Independent Auditor and Internal Audit any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information; and

                  7. Review any significant disagreements, disputes or difficulties among management and the Independent Auditor or Internal Audit in connection with the preparation of the financial statements and other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

         B.       Internal Audit Department and Legal Compliance.

                  1. Review an annual report from Internal Audit regarding its activities, audit plan, budget and staffing. Review any significant reports prepared for management by Internal Audit and management's response and follow-up to these reports;

                  2. On a least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies; and

                  3. Review management's monitoring of compliance with the Company's Code of Business Conduct, including particularly whether management has the proper review system to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

         C.       Other Audit Committee Responsibilities.

                  1. Prepare a report to stockholders to be included in the Company's annual proxy statement as required by the SEC regulations;

                  2. Annually report to the Board on the Committee's activities. Provide the Board with such additional reports as are appropriate; and

                  3. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

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IV.      RELATIONSHIP WITH INDEPENDENT AUDITOR.

         A. The Independent Auditor is ultimately accountable to the Committee an the Board of Directors. The Committee shall review the independence and performance of the Independent Auditor and shall review the fees and any other significant compensation to be paid to them. The Committee shall annually recommend to the Board the appointment of the Independent Auditor or approve any discharge of the Independent Auditor when circumstances warrant.

         B. On a least an annual basis, the Committee shall review a formal written statement from the Independent Auditor delineating all relationships between the Independent Auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall discuss with the Independent Auditor any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor and, if appropriate, take action or recommend that the Board take appropriate action to oversee the independence of the Independent Auditor.

V.       LIMITATION ON COMMITTEE RESPONSIBILITIES.

         While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, among management, the Independent Auditor or Internal Audit or to assure compliance with laws and regulations.

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